MARKETING AND LICENSE AGREEMENT


THIS AGREEMENT is made as of October 8th, 2000,

BETWEEN:

               Allwin Biotrade Inc., a corporation having an office at East Asia Chambers, P.O. Box 901, Road Town, Tortola, British Virgin Islands

               ("Allwin Biotrade")

AND:

               YOO & YOO BioTech Co., Ltd, a company organised under the laws of the Republic of Korea and having offices at #301, 207-10, Poee-Dong, Kangnam-Ku, Seoul, the Republic of Korea

               ("YOO & YOO")


WHEREAS:

(A) Allwin Biotrade, an affiliate of Dragon Pharmaceuticals Inc. and Nanjing Huaxin Biotech Co., Ltd., has certain world-wide marketing and sales rights for the Products; and

(B) Allwin Biotrade has agreed to grant certain rights to YOO & YOO to sell the Products in a specified market;

THIS AGREEMENT WITNESSES that in consideration of $1 paid and other consideration given, by each party to each other party, the receipt and sufficiency of which each party acknowledges, the parties severally AGREE as follows:

                                     Part 1

                         Definitions and Interpretation

Definitions

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a) Affiliate of a party means a corporation or entity that, directly or indirectly, controls, is under common control with or is controlled by the specified party;

(b) current GMP means current good manufacturing practices as determined by the World Health Organization;

(c) Indication means the use of the Product to treat a particular condition as described in Schedule A;

(d)  Market Area means the territory described in Schedule A;

(e)  Marketing Approval has the meaning set out in ss.2.9;

(f)  Marketing Plan has the meaning set out in ss.3.1;

(g) Products means those biotechnology or pharmaceutical drugs listed in Schedule A;

(h)  Purchase Orders has the meaning set out in ss.4.5; and

(i)  Trademark License Agreement has the meaning set out in ss.3.4.

Interpretation

1.2 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

     (a)  "this   Agreement"   means  this   agreement  as  from  time  to  time
          supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement,

     (b) a reference to a Part is to a Part of this Agreement, and the symbol ss. followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated,

     (c) headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it,

     (d) the word "including", when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope,

     (e) an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance with accounting principles generally accepted in the United States applied on a consistent basis,

     (f)  a reference to currency means United States currency,

     (g) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations,

     (h)  a reference to an entity includes any successor to that entity,

     (i) a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa, and

     (j) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

                                     Part 2

                                GRANT OF LICENSE

License

2.1 Subject to the terms of this Agreement, Allwin Biotrade hereby grants to YOO & YOO an exclusive license to sell the Products in the Market Area for treatment of the Indications. Notwithstanding the foregoing, Allwin Biotrade retains the right for it, and its Affiliates, to sell the Products in the Market Area.

2.2 Nothing in this Agreement confers on YOO & YOO any interest, licence or right in respect of Products, other than as set out herein, and the Products will remain the exclusive property of Allwin Biotrade and its Affiliates. Sales outside of the Market Area are prohibited and YOO & YOO will have no manufacturing rights.

2.3 YOO & YOO will forthwith disclose to Allwin Biotrade every improvement to or further development of the Products, including the results of any research, testing or clinical trials conducted by or on behalf of YOO & YOO. The results of such research, testing, trials and improvements will be immediately disclosed to Allwin Biotrade and will be owned by Allwin Biotrade and its Affiliates, without any obligation of YOO & YOO, with respect to the ownership or use of such information or the payment of any compensation.

Right of First Refusal

2.4 Allwin Biotrade grants to YOO & YOO a right of first refusal with respect to the sale of additional biotechnology or pharmaceutical drugs, for which Allwin Biotrade may, from time to time, have rights to license or sublicense for sale in the Market Area.

2.5 Upon Allwin Biotrade notifying YOO & YOO that Allwin Biotrade has an additional product which Allwin Biotrade may license for sale in the Market Area, YOO & YOO will have 30 days to advise Allwin Biotrade whether it wishes to obtain a license to sell such product in the Market Area pursuant to the terms of this Agreement.

2.6 If YOO & YOO advises Allwin Biotrade that it intends to exercise the right of first refusal granted under ss.2.5, Allwin Biotrade and YOO & YOO will, acting reasonably, negotiate and agree to a price at which the product will be sold to YOO & YOO, and the indication the product may be used to treat in the Market Area.

2.7 If within 60 days of YOO & YOO exercising its rights of first refusal, Allwin Biotrade and YOO & YOO cannot agree on a price for the product and the treatment indication, then, for a period not to exceed one year after the expiry of the 60-day period, Allwin Biotrade may enter into negotiations with, and accept offers by, any other party for the sale of such product in the Market Area, provided the terms agreed to are no more favourable to Allwin Biotrade than the last terms offered YOO & YOO.

YOO & YOO's Regulatory Obligations

2.8 YOO & YOO will be responsible for obtaining, at its expense, all registrations from applicable regulatory authorities in order to permit the sale of the Products in the Market Area (the "Marketing Approval"). In particular, YOO & YOO will

     (a) Submit documents to, and seek registration and approval from the Korean Food and Drug Administration (KFDA) for the product

2.9 Allwin Biotrade will use reasonable efforts to assist YOO & YOO in obtaining the Marketing Approval, including providing to YOO & YOO

     (a) Any and all necessary documents required by the KFDA for the registration of recombinant drugs, and

     (b) at the cost of Allwin Biotrade, reasonable amounts of the Product necessary for YOO & YOO to conduct such research or clinical testing required to be completed in order to obtain the Marketing Approval.

Notwithstanding the foregoing, nothing will obligate Allwin Biotrade or any of its Affiliates to conduct any research activities or clinical trials in order for YOO & YOO to obtain the Marketing Approval.

2.10 All registrations made in order to obtain the Marketing Approval will be made by YOO & YOO on behalf of and in the name of Allwin Biotrade and, as directed, any of Allwin Biotrade's Affiliates.

YOO & YOO's Sale Obligations

2.11 YOO & YOO will, at its expense,

     (a) use all reasonable efforts to promote the sale of the Products in the Market Area,

     (b) arrange for and maintain adequate storage space for the Products in the Market Area;

     (c) as it considers necessary to effect the sales of the Products, maintain a trained and competent sales force,

     (d)  work  with  Allwin   Biotrade  to  develop  new  marketing   aids  and
          strategies, and

     (e) develop and implement promotional programs designed to successfully market the

Products in the Market Area.

Sublicenses

2.12 YOO & YOO may not grant  sublicenses  to sell the  Products  in the  Market
     Area.

                                     Part 3

                                    MARKETING


Marketing Plan

3.1 YOO & YOO, Allwin Biotrade and their Affiliates will jointly develop a marketing plan (the "Marketing Plan") for the sale of the products in the Market Area, which will include targets for reasonable minimum, Product purchases by YOO & YOO. The marketing plan will be prepared by November 1 of each year and will cover the following 12-month period from January 1 to December 31. The Marketing Plan will be reviewed quarterly by representatives of YOO & YOO and Allwin Biotrade.

Branding

3.2 YOO & YOO and Allwin Biotrade will jointly determine a name under which the Products will be sold in the Market Area. At Allwin Biotrade's option, the name "Dragon" and any related trademarks will be included in, or linked and used with, the name selected. Allwin Biotrade will own the brand name developed.

Market Area Packaging

3.3 YOO & YOO will work with Allwin Biotrade to develop distinctive packaging materials suitable to the Market Area. All packaging will be subject to the approval of Allwin Biotrade and will include, at the option of Allwin Biotrade, such trademark or logos of Allwin Biotrade or its Affiliates as determined by Allwin Biotrade. YOO & YOO will be responsible for the costs of all packaging.

Trademarks and Marketing Tools

3.4 Allwin Biotrade will grant to YOO & YOO, under Allwin Biotrade's form of trademark license agreement (the "Trademark License Agreement"), a non-exclusive, non-transferable right and license to use certain trademarks for the purposes of advertising, promoting and marketing the Products in the Market Area. Except those rights set out in the Trademark License Agreement, if any, Allwin Biotrade has no proprietary rights in the trademarks.

3.5 If Allwin Biotrade develops any further trademarks or trade names in connection with the Products that are suitable for use in the Market Area, Allwin Biotrade will license YOO & YOO to use such trademarks or trade names in connection with the Products under the terms of the Trademark License Agreement.

3.6  YOO  &  YOO  will  assist  Allwin  Biotrade  in  obtaining,   as  required,
     registrations of Allwin Biotrade's trademarks in the Market Area, all such costs to be borne by YOO & YOO.

3.7 To assist YOO & YOO's marketing of the Products, Allwin Biotrade will provide YOO & YOO, at Allwin Biotrade's cost, access to its promotional materials for the Products and licensed trademarks, including all mechanical artwork and designwork in connection with the use of the licensed trademarks. The cost of reproduction of such materials will be paid by YOO & YOO.

                                     Part 4

                           PRICING, ORDERS AND PAYMENT

Price

4.1 Allwin Biotrade will sell the Products to YOO & YOO at the prices set out in Schedule A, such prices to be in effect until December 31 of each year. Pricing for the Products will be reviewed before the expiry date of the last agreed to pricing, and the parties will, acting reasonably, establish new pricing for the next 12-month period ending December 31.

4.2 Notwithstanding any change in the Product pricing set out in Schedule A, no price change will effect the price of any Products for which a Purchase Order has been issued and accepted.

Resale Prices

4.3 Subject to all applicable laws and the approval of Allwin Biotrade, which will not be unreasonably withheld, YOO & YOO will determine the prices at which the Products will be sold in the Market Area. In reviewing the resale price for the Products, Allwin Biotrade and YOO & YOO will take into account considerations of consumer affordability and maintaining appropriate price advantages over competitors.

4.4 With respect to bids to deliver Products made by public tender, before YOO & YOO responds to such public tender it will consult and agree with YOO & YOO on the pricing to be included in such tender.

Purchase Orders

4.5 YOO & YOO will prepare purchase orders ("Purchase Orders") for all Products and each such order will specify the type of Products, the quantity of each Product and any other information that either party considers necessary. Purchase Orders cannot be amended without the consent of Allwin Biotrade.

4.6 Allwin Biotrade will acknowledge receipt of all Purchase Orders by a facsimile sent within five business days after receipt of the Purchase Order.

Delivery Times

4.7 Allwin Biotrade will promptly fill all Purchase Orders received from YOO & YOO in accordance with the terms of each Purchase Order and will ensure, unless a longer delivery time is specified in a Purchase Order, a 60-day delivery time for each such Purchase Order. If Allwin Biotrade is able to deliver the Products in a shorter period of time than specified in the Purchase Order, it will notify YOO & YOO of such earlier delivery date.

4.8 Notwithstanding ss.4.7, if Allwin Biotrade for any reason can not meet the delivery times in a Purchase Order, it will notify YOO & YOO of the expected delivery date when it confirms the Purchase Order under ss.4.6. Upon receipt of Allwin Biotrade's notice of the expected delivery date, YOO & YOO may, on notice delivered to Allwin Biotrade within five business days of YOO & YOO's receipt of Allwin Biotrade's confirmation of the Purchase Order, withdraw the Purchase Order. If the Purchase Order is not withdrawn, the delivery times in ss.4.7 will be deemed to be amended to the time set out in Allwin Biotrade's confirmation of the Purchase Order.

Payment

4.9 YOO & YOO will make full payment for Products shipped to it by Allwin Biotrade on or before o days after the date of shipment provided that, before the expiry of the payment period, YOO & YOO has received from Allwin Biotrade the following documents:

     (a)  Allwin Biotrade's detailed invoice;
     (b)  customs' invoice;
     (c)  air waybill;
     (d)  packing list; and
     (e) pharmaceutical certificate of analysis, quality assurance and quality control documents and batch certificates.

Letter of Credit

4.10 YOO & YOO will, at the request of Allwin Biotrade, at any time during the term of this Agreement, provide a standby letter of credit to Allwin Biotrade which letter of credit may be drawn by Allwin Biotrade upon default by YOO & YOO of payment in connection with any Products as provided in ss.4.7. Notwithstanding any other provision of this Agreement, if it has requested a letter of credit Allwin Biotrade will not be obligated to manufacture or deliver any Product until it has received the letter of credit.

4.11 The value of the standby letter of credit need not exceed the value of the Purchase Order for which Allwin Biotrade has requested the letter of credit.

Audit Right

4.12 YOO & YOO will keep clear and accurate books and records of all sales of Products in the Market Area. Up to twice a year, at the request and expense of Allwin Biotrade, and upon at least five days prior written notice, YOO & YOO will permit Allwin Biotrade to review the books and records during regular business hours.

Additional Procedures

4.13 The parties recognize that additional procedures related to the purchase and shipment of Products may be necessary from time to time during the term of this Agreement and each will cooperate with the other to formulate and implement new policies and procedures.

                                     Part 5

                                  MANUFACTURING

Specifications

5.1 Allwin Biotrade will produce, or will arrange for the production of, all Products to its best technical standards and in accordance with current GMP in effect at the time of manufacture.

Shipping

5.2 Allwin Biotrade will ensure that each shipment conforms to the Purchase Order and all Products will be packaged and shipped in accordance with recognized standards for guaranteeing maintenance of the "cold" chain from the Products' manufacturing facility to YOO & YOO's facility, through a mutually agreed upon air courier service. To permit the proper tracking of a Product, the air waybill number will be transmitted to YOO & YOO as soon as practicable after shipment of the Product.

Storage and Inspection

5.3 YOO & YOO will promptly store all Products immediately upon receipt in a storage facility described in ss.2.12(b) and will, as soon as practicable after receipt of any Product, inspect the shipment and advise Allwin Biotrade of conformity with the Purchase Order.

Testing of Product

5.4 YOO & YOO may arrange for the Product to be tested at an independent third party facility, including the KFDA, to determine whether the efficacy or purity of the Product is within manufacturing specifications as provided for in the Marketing Approval. YOO & YOO will promptly notify Allwin Biotrade of such test results once received.

5.5 If the testing conducted under ss.5.4 determines that the Product fails to meet the standards of efficacy or purity required under the terms of the Marketing Approval, YOO & YOO will be entitled to receive, at the option of Allwin Biotrade, a refund of the purchase price as specified in the Purchase Order or a replacement shipment of the Product. Notwithstanding the foregoing, Allwin Biotrade may, before providing a refund or replacement Product, conduct testing at an independent third party facility of the Product shipment. If the results of Allwin Biotrade's testing indicate that the Product does meet the standards set out in the Marketing Approval, Allwin Biotrade and YOO & YOO will use good faith efforts to resolve the discrepancy in the test results and make a determination as to the suitability of the shipment for sale.

                                     Part 6

                       CONFIDENTIALITY AND NON-COMPETITION

Confidentiality

6.1 In order to protect all confidential or proprietary information that may be shared between the parties during the term of this Agreement, concurrent with, or as soon as practicable after, the execution of this Agreement, the parties will enter into a non-disclosure agreement.

6.2 The non-disclosure agreement referred to in ss.6.1 will, with the necessary changes, be substantially in the form of the agreement dated October 2nd, 2000 between Allwin Biotrade, and YOO & YOO.

Non-Competition

6.3 During the term of this Agreement, and for a period of three years thereafter, YOO & YOO will not, directly or indirectly,

     (a)  in sole proprietorship,

     (b)  in any partnership,

     (c) as the owner then more than 10% of the shares of any class of any corporation engaged in the manufacture, sale or distribution of the Product, or

     (d) in a business which competes with the Allwin Biotrade or its Affiliates or partners,

engage in or carry on the business of manufacturing, distributing, marketing or selling, the Product in and outside of the Market Area, including seeking to, either directly or indirectly, obtain a licence or any other right or authority from any party to manufacture, distribute, market or sell a product which competes with the Product.

6.4 YOO & YOO agrees and acknowledges that all the restrictions in this Agreement are reasonable for the protection of the legitimate business interests and proprietary rights of Allwin Biotrade and its Affiliates and hereby waives all defences to the strict enforcement thereof.

                                     Part 7

                               DISPUTE RESOLUTION

Disputes

7.1 If at any time there is a dispute among the parties with respect to any matter relating to this Agreement, any party that wishes the issue to be considered further will give notice to the other of that it requires the dispute to be decided under the terms of this Agreement.

Referral to Senior Officers

7.2 If a notice is given under ss.7.1, a senior officer designated by each party will undertake discussions for the purpose of settling the dispute. A decision reached by these officers and communicated in writing to the parties will be determinative of the dispute and will be binding on each party.

Arbitration

7.3 If no decision is reached under ss.7.2 within 30 days of the dispute being sent for consideration, either party may, by notice to the other party given at any time before a decision is rendered under ss.7.2, submit the dispute for determination by a single arbitrator acting under the Rules of the British Columbia Commercial Arbitration Centre.

7.4 If the parties can not agree on a single arbitrator, the arbitrator will be appointed by the British Columbia International Commercial Arbitration Centre.

7.5 The arbitration will take place in Vancouver, British Columbia and will be administered by the British Columbia International Arbitration Centre and conducted in accordance with the procedures of the Centre.

                                     Part 8

                              TERM AND TERMINATION

Term

8.1 This Agreement will be in effect for a 7 year period ending on October 18th, 2007 and will be renewed automatically for successive one year terms unless otherwise terminated in accordance with the terms hereof (the "Term").

Termination by Either Party

8.2  Either party may terminate this Agreement

     (a) upon notice given at least 180 days before the end of the current Term, such termination to come into effect at the end of that Term, or

     (b)  immediately upon written notice if the other party

          (i) is in breach or violates any of the terms and conditions of or fails to perform any of its obligations under this Agreement and, after receiving notice from the other party, does not cure such default within 60 days, or

          (ii) becomes insolvent, bankrupt, makes an assignment for the benefit of its creditors or has a receiver, receiver/manager, trustee or liquidator appointed in respect of its business or its assets.

Termination by Allwin Biotrade

8.3 Notwithstanding any other provision of this Agreement, Allwin Biotrade may terminate this Agreement immediately upon written notice to YOO & YOO if

     (a) Allwin Biotrade and YOO & YOO have not agreed to a revised pricing schedule as provided for in ss.4.1,

     (b) Allwin Biotrade determines, acting reasonably, that YOO & YOO has failed to satisfy any material provision of the current Marketing Plan, including a failure to meet any minimum purchase volume specified in the Marketing Plan, or;

     (c) there is a breach of the non-disclosure agreement executed under ss.6.1.

Loss of Exclusivity

8.4 If Allwin Biotrade has the right to terminate the Agreement under ss.8.3, it may by notice to YOO & YOO make the license granted under ss.2.1 non-exclusive. The exercising of this right does not affect the ability of Allwin Biotrade to terminate this Agreement under ss.8.3 on a further occurrence of the matters set out in that section.

Liabilities

8.5 Upon termination of this Agreement, Allwin Biotrade will be required to complete any and all existing Purchase Orders as at the date of termination and YOO & YOO will be required to receive and pay for all Products shipped in connection with such Purchase Orders.

                                     Part 9

                         Liabilities and INDEMNIFICATION

Limitation of Liability

9.1 Allwin Biotrade will not be liable to YOO & YOO or any of its Affiliates for any incidental, special, or consequential damages resulting from exercise of the rights granted herein or the use of the Product. The maximum amount of any liability of Allwin Biotrade to YOO & YOO for damages will be the YOO & YOO of the Purchase Order in respect of the Product delivered which caused, or resulted in the allegation of, damages.

Indemnification

9.2 YOO & YOO will indemnity, hold harmless, and defend Allwin Biotrade and its Affiliates, its directors, officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of the rights granted under this Agreement and the sale of the Product. This indemnification will include, but will not be limited to, any product liability.

Insurance

9.3 YOO & YOO, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance or an equivalent program of self insurance.

Notice of Claim

9.4 Allwin Biotrade will promptly notify YOO & YOO in writing of any claim or suit brought against Allwin Biotrade in respect of which YOO & YOO intends to invoke the provisions of this Part. YOO & YOO will keep Allwin Biotrade informed on a current basis of its defense of any claims pursuant to this Part.

                                    Part 10

                               GENERAL PROVISIONS

Entire Agreement

10.1 This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, negotiation, representation or understanding, whether oral or written, expressed or implied, between the parties with respect to the subject matter of this Agreement.

10.2 No director, officer, employee or agent of any party has any authority to make any representation or commitment not contained in this Agreement and each party has executed this Agreement without reliance upon any such representation or commitment.

Force Majeure

10.3 No party will be liable for its failure to perform any of its obligations under this Agreement as a result of Acts of God (including all natural disasters), strikes, lockouts, civil disturbances, government or court ordered interruptions or delays, acts of war and riots, but that either party to this Agreement may elect to terminate it upon three months written notice to the other if force majeure cannot or is not remedied within three months after its occurrence.

Severability

10.4 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Amendments

10.5 This Agreement may not be amended except in writing signed by both parties.

Assignment

10.6 Neither party will be entitled to assign this Agreement without the written consent of the other party, which consent may be unreasonably withheld. Notwithstanding the foregoing, Allwin Biotrade may assign this Agreement to an Affiliate.

Governing Law

10.7 This Agreement is and will be deemed to have been made in the Province of British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

Attornment

10.8 Each of the parties irrevocably attorns to the jurisdiction of the courts of the British Columbia and all courts having appellate jurisdiction thereover.

Notice

10.9 To be effective, a notice, request, demand or direction (each for the purposes of this provision a "notice") to be given pursuant to this Agreement by one party to another party must be in writing and must be

     (a)  delivered by hand or by mail, or

     (b) received by telecopier transmission or other similar from of written communication by electronic means,

     in each case addressed as applicable as follows:

     If to Allwin Biotrade at:

               East Asia Chambers
               P.O. Box 901
               Road Town
               Tortola
               British Virgin Islands

               Attention:    Shaun Maskerine

               Fax:   +284 495 5088

     with a copy to such other offices of Allwin Biotrade as may be specified by Allwin Biotrade to YOO & YOO;

     If to YOO & YOO at:

               #301, 207-10, Poee-Dong, Kangnam-Ku, Seoul, Republic of Korea

               Attention:    Dr. Yoo, Tae-Aun

               Fax:   +82-2-529-0756

or to such other address or fax number as is specified by the addressee by notice to the other party.

10.10A notice delivered or sent in accordance with ss.10.9 will be deemed to be given and received

     (a) at 8.00 a.m. on the day of delivery or receipt at the place of delivery or receipt if that day is a Business Day at that place and the delivery or receipt is before that time on that day,

     (b) at the time of delivery or receipt if received on or after 8.00 a.m. and before 4.00 p.m. at the place of delivery or receipt on a day that is a Business Day at that place, and

     (c) at 8.00 a.m. at the place of delivery or receipt on the next day that is a Business Day at that place, if delivered or received on a day that is not a Business Day at that place or at or after 4.00 p.m. at that place.

No Partnership

10.11Nothing in this Agreement will constitute, by any means, a partnership between the parties.

Binding Effect

10.12This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Further Assurances

10.13Each party will, at such party's own expense and without expense to the other party, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Counterparts

10.14This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement was executed by the parties as of the day and year first above written.


Allwin Biotrade Inc.


Per:
        Dr. Ken Cai


YOO & YOO


Per:
        Dr. Yoo, Tae-Aun





Witnessed for Allwin Biotrade and Dragon Pharmaceuticals:



Per:    _______________________________

             Robert Kepley Walsh